Exhibit 99.1

Aspen Aerogels, Inc. Reports First Quarter 2015 Financial Results

NORTHBOROUGH, Mass., May 7, 2015 — Aspen Aerogels, Inc. (NYSE: ASPN) (“Aspen Aerogels”) today announced financial results for its first quarter of 2015, which ended March 31, 2015, and discussed business highlights from the quarter.

Total revenue for the quarter of $23.5 million reflected growth of 5% compared to the first quarter last year. On a GAAP basis, first quarter net loss was $2.8 million compared to a net loss of $19.0 million in the first quarter of 2014. GAAP net loss attributable to common stockholders per share (“GAAP EPS”) for the quarter was $0.12 compared to $6,066.56 in the first quarter of 2014.

Adjusted EBITDA for the first quarter of 2015 was $734,000, compared to $87,000 in the first quarter of 2014. A reconciliation of GAAP to non-GAAP results is provided in the financial schedules that are part of this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

First Quarter 2015 Highlights

•	Commenced operation of our third manufacturing line ahead of schedule and on budget

•	Product revenue increased 8% year-over-year to $23.2 million

•	Gross profit growth of 35% year-over-year to $4.5 million

•	Eighth consecutive quarter of positive Adjusted EBITDA

“We are pleased with our first quarter results, as we continue to achieve solid revenue, gross profit, and Adjusted EBITDA growth. The first quarter of 2015 marked our eighth consecutive quarter of positive Adjusted EBITDA, and we remain focused on expanding our margins and driving top-line growth. The health of our business remains strong and we are confident of our business outlook for the remainder of the year,” said Don Young, President and CEO of Aspen Aerogels.

“We completed construction and commenced operation of our third manufacturing line in East Providence, RI during the second half of March 2015, both on budget and ahead of schedule, and produced and shipped high quality product from the outset. Our second manufacturing plant remains on track to begin operations in late 2017, and we have narrowed our site selection to a few sites in two states in the southeastern part of the United States. We will announce the site location upon completion of certain strategic negotiations related to raw material supply, government incentives and financing,” continued Don Young, President and CEO of Aspen Aerogels.

2015 Financial Outlook

Aspen Aerogels updates its 2015 full year outlook as follows:

•	Total revenue is expected to range between $113 million and $117 million, unchanged from prior guidance

•	Adjusted EBITDA is expected to range between $9.0 million and $11.0 million, an improvement from the prior guidance range of $8.5 million to $10.5 million

•	GAAP EPS is expected to range between $(0.16) and $(0.28) per share, an improvement from the prior guidance range of $(0.24) and $(0.36) per share

Our 2015 outlook assumes depreciation and amortization expense of between $9.3 million and $9.8 million, stock based compensation expense of between $5.7 million and $5.8 million, interest expense of $0.2 million, and weighted average shares of common stock outstanding of approximately 23 million for the full year.

We expect quarterly revenue and Adjusted EBITDA to improve significantly throughout 2015 due to increasing output from the third line. We expect revenue to increase from $23.5 million in the first quarter to a range of $30 million to $32 million in the fourth quarter. We expect Adjusted EBITDA to increase from the $0.7 million generated in the first quarter to a range of $4 million to $5 million in the fourth quarter.

Aspen Aerogels may incur charges, realize gains or losses, or experience other events in 2015 that could cause actual results to vary from this outlook. In addition, the timing of projects may have a significant impact on quarterly and annual revenue and profitability and can be difficult to predict.

Conference Call Notification

A conference call with Aspen Aerogels management to discuss the first quarter results and business highlights will be webcast at 5:00 pm ET on May 7, 2015. During the call, management will respond to questions concerning, but not limited to, Aspen Aerogels’ financial performance, business conditions and industry outlook. Management’s discussion and responses could contain information that has not been previously disclosed. The conference call will be available live as a listen-only webcast and will be hosted at the Investors section of the Aspen Aerogels website, www.aerogel.com. In addition, you may call 877-201-0168 (toll free, U.S. & Canada only), passcode “23062863”, or 647-788-4901, passcode “23062863”, to listen to the live webcast.

Following the live event, an archived version of the webcast will be available on the Aspen Aerogels website for convenient on-demand replay.

A copy of this press release is posted in the Investors section on the Aspen Aerogels website.

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (“GAAP”), Aspen Aerogels provides additional financial metrics that are not prepared in accordance with GAAP (“non-GAAP”). These non-GAAP financial measures include Adjusted EBITDA. Management uses these non-GAAP financial measures, in addition to GAAP financial measures, as a measure of operating performance because the non-GAAP financial measures do not include the impact of items that management does not consider indicative of Aspen Aerogels’ core operating performance. In addition, management uses Adjusted EBITDA (i) for planning purposes, including the preparation of Aspen Aerogels’ annual operating budget, (ii) to allocate resources to enhance the financial performance of our business, and (iii) as a performance measure under our bonus plan.

Management believes that these non-GAAP financial measures reflect Aspen Aerogels’ ongoing business in a manner that allows for meaningful comparisons and analysis of trends in its business, as they exclude expenses and gains not reflective of Aspen Aerogels’ ongoing operating results or that may be infrequent and/or unusual in nature. Management also believes that these non-GAAP financial measures provide useful information to investors in understanding and evaluating Aspen Aerogels’ operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. These non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

The non-GAAP financial measures do not replace the presentation of Aspen Aerogels’ GAAP financial results and should only be used as a supplement to, not as a substitute for, Aspen Aerogels’ financial results presented in accordance with GAAP. In this press release, Aspen Aerogels has provided a reconciliation of each non-GAAP financial measure used in its financial reporting to the most directly comparable GAAP financial measure. Management strongly encourages investors to review Aspen Aerogels’ financial statements and publicly-filed reports in their entirety and not rely on any single measure.

About Aspen Aerogels, Inc.

Aspen Aerogels is an energy technology company that designs, develops and manufactures innovative, high-performance aerogel insulation used primarily in large-scale energy infrastructure facilities. Headquartered in Northborough, Mass., Aspen Aerogels manufactures its Cryogel®, Pyrogel® and Spaceloft® products at its East Providence, R.I. facility.

Investor Relations Contact:

Shawn Severson

Phone: (415) 489-2198

Fax: (415) 217-7721

shawn@blueshirtgroup.com

Special Note Regarding Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements, including statements relating to Aspen Aerogels’ 2015 Financial Outlook. These statements are not historical facts but rather are based on Aspen Aerogels’ current expectations, estimates and projections regarding Aspen Aerogels’ business, operations and other factors relating thereto, including with respect to the 2015 Financial Outlook. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements include statements regarding, among other things, Aspen Aerogels’ expectations about revenue, expenses, margins, Adjusted EBITDA and GAAP EPS; beliefs about the general health of Aspen Aerogels’ business; accounting assumptions involved in arriving at the expectations, and expectations about when Aspen Aerogels’ second plant will become operational and when the site location for the second plant will be announced. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the following: any disruption in either of our three production lines or the manufacturing facility in which they are located; inability to achieve expected capacity levels of our newly constructed third production line; any failure to achieve an increase in production capacity that Aspen Aerogels’ growth plan requires in a timely manner; any failure of demand for Aspen Aerogels’ products; the failure to obtain significant additional capital to pursue Aspen Aerogels’ growth strategy; the failure of our products to become widely adopted; the competition Aspen Aerogels faces in its business; the failure to manage Aspen Aerogels’ growth, and the demands that growth places on Aspen Aerogels’ management systems and infrastructure; any failure of Aspen Aerogels’ products to meet applicable specifications and other technical and delivery requirements; the general economic conditions and cyclical demands in the markets that Aspen Aerogels serves; any sustained downturn in the energy industry and/or energy prices; the economic, operational and political risks associated with sales and expansion of operations in foreign countries; the loss of any direct customer, including distributors, contractors and OEMs; compliance with health and safety laws and regulations; shortages of raw materials; the maintenance and development of distribution channels; and the other risk factors discussed under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2014 and filed with the Securities and Exchange Commission (“SEC”) on March 13, 2015, as well as any updates to those risk factors filed from time to time in our subsequent periodic and current reports filed with the SEC. All statements contained in this press release are made only as of the date of this press release, and Aspen Aerogels does not intend to update this information unless required by law.

ASPEN AEROGELS, INC.

Condensed Consolidated Balance Sheets

(Unaudited and in thousands)

	March 31,	December 31,
	2015	2014

Assets
Current assets:
Cash and cash equivalents	$33,010	$49,719
Marketable securities	2,501	—
Accounts receivable, net	19,260	17,924
Inventories	5,905	4,897
Prepaids and other current assets	1,195	836

Total current assets	61,871	73,376
Property, plant, and equipment, net	79,520	71,492
Other assets	130	175

Total assets	$141,521	$145,043

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,390	$14,202
Accrued expenses	3,325	5,588
Deferred revenue	1,362	292
Other current liabilities	127	126

Total current liabilities	18,204	20,208
Other long-term liabilities	1,096	1,119

Total liabilities	19,300	21,327
Total stockholders’ equity	122,221	123,716

Total liabilities and stockholders’ equity	$141,521	$145,043

ASPEN AEROGELS, INC.

Consolidated Statements of Operations

(Unaudited and In thousands, except share and per share data)

	Three months ended March 31,
	2015	2014

Revenues:
Product	$23,211	$21,493
Research services	289	870

Total revenue	23,500	22,363

Cost of revenue:
Product	18,845	18,541
Research services	141	476

Gross profit	4,514	3,346
Operating expenses:
Research and development	1,304	1,284
Sales and marketing	2,332	2,238
General and administrative	3,623	2,722

Total operating expenses	7,259	6,244

Loss from operations	(2,745)	(2,898)
Interest (expense) income	(45)	(16,151)

Total other (expense) income	(45)	(16,151)

Net loss	$(2,790)	$(19,049)

Net loss attributable to common stockholders:	$(2,790)	$(19,049)

Net loss attributable to common stockholders:
Basic	$(0.12)	$(6,066.56)

Diluted	$(0.12)	$(6,066.56)

Weighted-average common shares outstanding:
Basic and diluted	22,992,273	3,140

Square Foot Operating Metric

We price our product and measure our product shipments in square feet.

	Three Months Ended March 31,
	2015	2014
	(amounts in thousands)
Product shipments in square feet	8,780	8,803

Reconciliation of Non-GAAP Financial Measures

The following table presents a reconciliation of the non-GAAP financial measure included in the Aspen Aerogels, Inc. press release dated May 7, 2015 to the most directly comparable GAAP measure:

Reconciliation of Net Income (Loss) to Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before interest expense, taxes, depreciation, amortization, stock-based compensation expense and other items, which occur from time to time, that we do not believe are indicative of our core operating performance, which recently has included loss on disposal of assets.

	Three Months Ended March 31,
	2015	2014
	(amounts in thousands)

Net loss	$(2,790)	$(19,049)
Interest expense	45	16,151
Depreciation and amortization	2,184	2,631
Loss on disposal of assets	—	15
Stock-based compensation	1,295	339

Adjusted EBITDA	$734	$87